Exhibit 99.1

Medicsight Starts Clinical Studies in China of Its Cancer Imaging Technology

Leading International CAD Software Developer Announces Its Collaboration with Chinese Investigator Team

BEIJING, Oct. 31, 2005 — Medicsight Inc.’s (OTCBB:MSHT) majority owned subsidiary, Medicsight PLC (“Medicsight”), a leading international developer of computer-aided detection (CAD) software, today announced it will begin a clinical studies program in China to evaluate and provide feedback to further enhance Medicsight’s CAD products — Medicsight LungCAD and Medicsight ColonCAD — for the Chinese market.

A Chinese investigator team, composed of some of China’s top lung and colon experts in the radiology and oncology fields, will lead the clinical studies program, which will provide research to help further improve Medicsight’s proprietary CAD algorithms. The team’s experts will collaborate with Medicsight’s in-house clinical team based in London, UK and two leading UK radiologists, Dr. Mary Roddie and Dr. Stuart Taylor.

“We’re excited to be partnering with the Chinese investigator team to begin clinical studies that will optimize and validate the Medicsight CAD software to enable it to work effectively on the Chinese population,” said Drs. Roddie and Taylor. “The studies will allow us to not only further improve the software to be most effective with the Chinese population but also help us determine what clinical requirements Medicsight should consider when localizing the software for the Chinese medical community.”

The investigator team includes:

•                  Professor Ma Daqing, chief radiologist, Beijing Friendship Hospital and head of chest radiology for the Chinese Radiology Society;

•                  Professor Zhou Chun Wu, vice president of the Cancer Institute and director of the department of diagnostic radiology, Chinese Academy of Medical Sciences, Peking Union Medical College;

•                  Dr. Wu Ning,  professor of radiology and vice director of the department of diagnostic radiology, Cancer Hospital & Institute, Chinese Academy of Medical Sciences, Peking Union Medical College;

•                  Dr. Zhou Chen,  professor of radiology and vice director of the department of diagnostic radiology, Cancer Hospital & Institute, Chinese Academy of Medical Sciences, Peking Union Medical College;

•                  Professor Chen Qihang, vice chairman of the department of radiology, Beijing Hospital, Peking University Health Sciences.

Medicsight Asia CEO David Sumner said, “I am delighted that Medicsight is collaborating with this leading Chinese investigator cohort for our clinical program. It’s a significant step for Medicsight’s development and localization in this strategically important region.”

Medicsight’s CAD technologies are at the forefront of providing new tools for lung and colon cancer screening programs and diagnostic procedures.  Medicsight ColonCAD is an image-analysis software tool designed to be used with CT (computed tomography) colonography (virtual colonoscopy) to assist radiologists in searching for potential colorectal polyps. Medicsight LungCAD is an image-analysis software tool that assists radiologists in detecting and evaluating lesions or nodules found during CT scans of the lung.

“Multi-slice CT is currently widely used in China’s hospitals, but the traditional way to read the image for further diagnosis after the CT screening has certain limitations. Extensive research has proven that CAD software has the ability to precisely detect and accurately measure for lung cancer,” said Professor Ma Daqing, an expert in lung cancer. “We are glad to join in this program and are looking forward to setting up a site for collecting cases and starting clinical work.”

Professor Zhou Chun Wu, a colon cancer expert from the Beijing Cancer Institute added, “Colon cancer is on the rise in China due to evolving dietary habits. The cure rate is high when the disease is detected at early stage. Medicsight ColonCAD provides many advanced tools to aid in detection and early diagnosis, and these clinical studies will showcase our efforts to decrease mortality rates from this deadly disease.”

Professor Wu continued to say, “I’ve been delighted with the progress made to date in terms of setting up this important clinical program, whose results will benefit the people of China.”

This new collaboration with Chinese clinicians is part of the ongoing commitment to advance the global clinical use of CAD. In addition, the program will add new case studies to Medicsight’s database of patient case studies from which the CAD algorithms are developed, tested, and validated. Already, Medicsight believes its database is one of the largest and most comprehensive in the world.

About Medicsight

Medicsight develops enterprise-wide computer-aided detection (CAD) software that is used by the medical imaging market to aid in earlier detection of disease. Tested on one of the world’s largest databases of verified CT scan data, Medicsight’s software solutions help clinicians identify, measure, and analyze suspicious pathology, such as colorectal polyps and lung lesions. The company’s CAD products include ColonCAD API, the first CAD technology available for CT colonography, and LungCAD API. Both products allow for a concurrent read that lets clinicians to review the original image simultaneously with the Medicsight CAD findings, which results in improved workflow and productivity. Medicsight continues to develop CAD software for a variety of disease states that can help in the early detection of disease and ultimately improve patient outcomes. Headquartered in London, Medicsight employs more than 60 people and also has offices in the United States, Japan, China, and Gibraltar. Product and company information can be found on www.medicsight.com. Stock symbol: OTCBB:MSHT

All forward-looking statements are made pursuant to the ‘safe harbor’ provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realized.  Potential risks and uncertainties include, but are not limited to, the risks described in company filings with the Securities and Exchange Commission.

###